EXHIBIT 11.1

              ARTERIAL VASCULAR ENGINEERING, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (In thousands, except per share data)


                                                                             Year Ended June 30,
                                                                 --------------------------------------
                                                                    1996          1995         1994
                                                                 ------------  -----------  -----------

  Primary
     Weighted average common shares outstanding                       23,851       17,916        17,659
     Weighted average common equivalent shares assuming
        conversion of stock options under the treasury stock
        method                                                         2,291        5,647            --
     Common and common equivalent shares pursuant to Staff
        Accounting Bulletin No. 83                                     2,118        3,631         3,631
                                                                  -----------  -----------  ------------

  Shares used in per share calculation                                28,260       27,194        21,290
                                                                  -----------  -----------  ------------

  Net income (loss)                                                  $20,440       $6,640         $(538)
                                                                  ===========  ===========  ============
  Net income (loss) per share                                          $0.71        $0.24        $(0.03)
                                                                  ===========  ===========  ============

Net income (loss) per share is presented under the primary basis as the effect of dilution under the fully diluted basis is less than 3%.

                                       65